EXHIBIT 10.1

REORGANIZATION AND STOCK PURCHASE AGREEMENT

This REORGANIZATION AND STOCK PURCHASE AGREEMENT dated as of July 25, 2019 (this “Agreement”) is by and among Allied Corp. (“Allied”), Pacific Capital Investment Group, Inc. (the “Allied Shareholder”), Allied Exchange Corp. (“Allied Exchange”), AM (Advanced Micro) Biosciences, Inc. (“Acquiror”) and shareholders of Acquiror (“Acquiror Shareholders”).

RECITALS

WHEREAS, Acquiror Shareholders through Allied Exchange desire to acquire directly or indirectly a controlling interest in the equity of Allied through the acquisition of 55,700,014 shares of Allied common stock (the “Allied Shares”); and

WHEREAS, the parties intend that the structure of this transaction provide for the Acquiror Shareholders with the opportunity to exchange their shares of common stock of Acquiror for exchangeable shares of Allied Exchange on a tax-deferred or “rollover” basis for Canadian income tax purposes.

NOW, THEREFORE, the Board of Directors of Allied and the Board of Directors of Acquiror deem it advisable and in the best interests of their corporations and the respective equity holders that Acquiror through Allied Exchange acquire the Allied Shares, in accordance with the terms and conditions of this Reorganization and Stock Purchase Agreement.

1.	Pre-Closing Actions of Allied. Immediately upon execution of this Agreement and prior to any Closing as set forth herein, Allied shall undertake the following actions:

(a)	The Board of Directors of Allied shall unanimously approve and deliver to Cutler Law Group (the “Escrow Agent”) in escrow (the “Escrow”), pursuant to the terms of the Escrow Agreement attached hereto as Exhibit A, notarized board and shareholder resolutions (as required) with respect to (a) approving all of the transactions set forth herein; (b) directing the size of the Board of Directors to be three to five members; and (c) electing designees of Acquiror to the board of directors of Allied (the “Resolutions”).

(b)	The Allied Shareholder shall deliver to Escrow 10,000,000 shares of Allied Common Stock which are the subject of a one for 6.666 stock dividend which has been approved by the Board of Directors and is currently pending with FINRA. Upon approval of the stock dividend, the Allied Shareholder and Escrow shall cause 10,613,320 of such shares to be cancelled and returned to treasury leaving a total of 55,700,014 Allied Shares for delivery to Allied Exchange at the Final Closing (hereinafter defined) (the “Escrowed Allied Shares”). The remaining 346,666 shares shall be returned to the Allied Shareholder at Closing (the “Remaining Investment Shares”).

(c)	Allied shall deliver to Escrow notarized resignations as officers and directors of all prior officers and directors.

(d)	Allied shall have formed Allied Exchange, and entered into with Allied Exchange and Acquiror Shareholders and delivered to Escrow an executed Exchangeable Share Support Agreement and a Voting Agreement providing for the tax deferred exchangeable shares under Canadian law for the Acquiror Shareholders.

(e)	Allied shall use its reasonable best efforts to prepare and complete the documents necessary to be filed with local, state and federal authorities to consummate the transactions contemplated hereby.

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2.	Pre-Closing Actions of Acquiror. Immediately upon execution of this Agreement and prior to the Closing as set forth herein, Acquiror shall undertake the following actions:

(a)	Acquiror shall deliver to Escrow the common stock shares, preferred stock shares, or other securities that represent 100% of the equity of Acquiror such that at Closing, Acquiror shall become a wholly-owned subsidiary of Allied (the “Acquiror Escrowed Shares”).

3.	Conditions to Closing

The parties’ obligation to close the proposed Acquisition will be subject to specified conditions precedent including, but not limited to, the following:

(a)	the representations and warranties of Allied as set forth in Section 6 herein shall remain true and correct as of the Closing Date and no material adverse change to the financial condition of Allied shall have occurred;

(b)	the representations and warranties of Acquiror as set forth in Section 7 herein shall remain true and correct as of the Closing Date and no material adverse change in the business or financial condition of Acquiror shall have occurred;

(c)	all the documents necessary to be filed with local, state and federal authorities are prepared, and to the extent applicable, filed.

(d)	Allied shall have provided the Allied Board Resolutions and any other documents or approval required to complete the transactions contemplated hereby and in the Allied Board Resolutions;

(e)	Allied shall retain its good standing as a publicly traded company under the Securities Exchange Act of 1934, trading on OTC Pink Market maintained by OTC Markets Group under the symbol “CMOV”;

4.	At the Closing.

(a)	At the Closing, Cutler Law Group shall release from escrow to Acquiror the Allied Board and Shareholder Resolutions and the Resignations from Allied.

(b)	At the Closing, Cutler Law Group shall release the Escrowed Allied Shares to Allied Exchange.

(c)	At the Closing, Cutler Law Group shall release the Escrowed Acquiror Shares to Allied.

(d)	At the Closing, Cutler Law Group shall release the Remaining Investment Shares to the Allied Shareholder.

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5.	Timing of Closing. The closing of the transactions contemplated by this Agreement ((the “ Closing”) shall occur upon the satisfaction of the conditions set forth in this Agreement and upon instructions from the parties hereto to the Escrow Agent. The closing date shall occur on or before August 30, 2019 in the event such conditions are met, which would be extended to not later than September 30, 2019 upon agreement of the parties. Unless otherwise advised in writing by the parties, in the event the Closing does not occur on or before September 30, 2019, (i) the Escrow Agent shall return the Escrowed Allied Shares, the Resignations and the Allied Board Resolutions to Allied and/or the Allied Shareholder; and (ii) the Escrow Agent shall return the Acquiror Escrowed Shares to Acquiror.

6.	Representations of Allied. Allied represents and warrants as follows:

(a)	Ownership of Shares. As of the Closing Date, Allied Exchange will become the owner of the Escrowed Allied Shares. The Escrowed Allied Shares will be free from claims, liens or other encumbrances, except as provided under applicable federal and state securities laws;

(b)	Fully paid and Nonassessable. The Escrowed Allied Shares constitute duly and validly issued securities of Allied, and are fully paid and nonassessable, and Allied further represents that it has the power and the authority to execute this Agreement and to perform the obligations contemplated hereby;

(c)	Organization of Allied; Authorization. Allied is a corporation duly organized, validly existing and in good standing under the laws of Nevada with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of Allied and this Agreement constitutes a valid and binding obligation of Allied enforceable against it in accordance with its terms. Allied has no subsidiaries.

(d)	Capitalization. The authorized capital stock of Allied consists of 300,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of Preferred Stock, par value $0.001 per share. As of the Closing Date, Allied will have a total of no more than 76,046,680 shares of common stock issued and outstanding. No other securities are issued or outstanding. As of the Closing Date, all of the issued and outstanding shares of common stock of Allied are validly issued, fully paid and non-assessable. There is not and as of the Closing Date, there will not be outstanding any warrants, options or other agreements on the part of Allied obligating Allied to issue any additional shares of common or preferred stock or any of its securities of any kind. Allied will not issue any shares of capital stock from the date of this Agreement through the Closing Date. The Common Stock of Allied is presently trading on Pink Market maintained by OTC Markets Group under the symbol “CMOV”. The Common Stock of Allied is not subject to any restriction on deposit, transfer or any other services pursuant to a “chill” by the Depository Trust Company.

(e)	Ownership of Allied Shares. The delivery by Escrow at Closing of certificates or other evidence of ownership provided herein for the Escrowed Allied Shares will result in the immediate acquisition of record and beneficial ownership of the Escrowed Allied Shares, free and clear of all encumbrances.

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(f)	No Conflict as to Allied. Neither the execution and delivery of this Agreement nor the consummation of the exchange of the Allied Shares will (a) violate any provision of the certificate of incorporation or by-laws (or other governing instrument) of Allied or (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any encumbrance upon any property or assets of Allied under, any material agreement or commitment to which Allied is a party or by which its property or assets is bound, or to which any of the property or assets of Allied is subject, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of Governmental Body applicable to Allied except, in the case of violations, conflicts, defaults, terminations, accelerations or encumbrances described in clause (b) of this Section for such matters which are not likely to have a material adverse effect on the business or financial condition of Allied. The term “Governmental Body” shall mean any government, municipality or political subdivision thereof, whether federal, state, local or foreign, or any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, or any court, arbitrator, administrative tribunal or public utility.

(g)	Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body or quasi-governmental body is required to be made or obtained by Allied in connection with the execution, delivery and performance of this Agreement by Allied or the consummation of the sale of the Escrowed Allied Securities.

(h)	Other Consents. No consent of any Person is required to be obtained by Allied to the execution, delivery and performance of this Agreement or the consummation of the sale of the Escrowed Allied Securities, including, but not limited to, consents from parties to leases or other agreements or commitments.

(i)	Litigation. There is no action, suit, inquiry, proceeding or investigation by or before any Governmental body pending or threatened in writing against or involving Allied, any of its officers or directors, or which questions or challenges the validity of this Agreement. There are no pending or threatened disputes with any prior officer or director of Allied. Allied is not subject to any judgment, order or decree that is likely to have a material adverse effect on the business or financial condition of Allied.

(j)	Absence of Certain Changes. From March 31, 2019, to the date hereof, Allied has not:

1.	suffered damage or destruction of any of its properties or assets (whether or not covered by insurance) which is materially adverse to the financial condition of Allied, or made any disposition of any of its material properties or assets other than in the ordinary course of business;

2.	except for an amendment to its Certificate of Incorporation to change its name to Allied Corp. and to increase the authorized capital stock of the corporation, made any change or amendment in its certificate of incorporation or by-laws, or other governing instruments, except as contemplated hereby or required to effect the transactions set forth herein;

3.	organized any new subsidiary or acquired any securities of any Person or any equity or ownership interest in any business;

4.	borrowed any funds or incurred, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability with respect to any such indebtedness for borrowed money;

5.	paid, discharged or satisfied any material claim, liability or obligation (absolute, accrued, contingent or otherwise);

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6.	prepaid any material obligation having a maturity of more than 90 days from the date such obligation was issued or incurred;

7.	cancelled any material debts or waived any material claims or rights;

8.	written off or been required to write off any notes or accounts receivable;

9.	with the exception of the liability of Allied’s transfer agent (which does not exceed $3,000), incurred any liability (in excess of $3,000.00) or other obligation.

(k)	Contracts and Commitments. Allied is not a party to any:

1.	Contract or agreement (except for this Agreement) involving any liability, obligation or covenant on the part of Allied except with respect to its transfer agent.

2.	Lease of personal property;

3.	Employee bonus, stock option or stock purchase, performance unit, profit-sharing, pension, savings, retirement, health, deferred or incentive compensation, insurance or other material employee benefit plan (as defined in Section 2(3) of ERISA) or program for any of the employees, former employees or retired employees of Allied;

4.	Commitment, contract or agreement that is currently expected by the management of Allied to result in any material loss upon completion or performance thereof;

5.	Contract, agreement or commitment with any officer, employee, agent, consultant, advisor, salesman, sales representative, value added reseller, distributor or dealer; or

6.	Employment agreement or other similar agreement.

(l)	Compliance with Law. The operations of Allied have been conducted in accordance with all applicable laws and regulations of all Governmental Bodies having jurisdiction over them, except for violations thereof which are not likely to have a material adverse effect on the business or financial condition of Allied. Allied has not received any notification of any asserted present or past failure by it to comply with any such applicable laws or regulations. Allied has all material licenses, permits, orders or approvals from the Governmental Bodies required for the conduct of its business, issued or in process, and is not in material violation of any such licenses, permits, orders and approvals. All such licenses, permits, orders and approvals are in full force and effect, and no suspension or cancellation of any thereof has been threatened.

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(m)	Tax Matters.

1.	Allied (1) has filed or shall file prior to Closing all nonconsolidated and noncombined Tax Returns and all consolidated or combined Tax Returns of Allied (for the purposes of this Section, such tax Returns shall be considered nonconsolidated and noncombined Tax Returns) required to be filed through the date hereof and has paid any Tax due through December 31, 2018 with respect to the time periods covered by such nonconsolidated and noncombined Tax Returns and shall timely pay any such Taxes required to be paid by it after the date hereof with respect to such Tax Returns and (2) shall prepare and timely file all such nonconsolidated and noncombined Tax Returns required to be filed after the date hereof and through the Closing Date and pay all Taxes required to be paid by it with respect to the periods covered by such Tax Returns; (B) all such Tax Returns filed pursuant to clause (A) after the date hereof shall, in each case, be prepared and filed in a manner consistent in all material respects (including elections and accounting methods and conventions) with such Tax Return most recently filed in the relevant jurisdiction prior to the date hereof, except as otherwise required by law or regulation. Any such Tax Return filed or required to be filed after the date hereof shall not reflect any new elections or the adoption of any new accounting methods or conventions or other similar items, except to the extent such particular reflection or adoption is required to comply with any law or regulation. “Affiliate” of any person means any other person directly or indirectly through one or more intermediary persons, controlling, controlled by or under common control with such person. “Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) shall mean: (i)(A) any net income, gross income, gross receipts, sales, use, ad valorem, transfer, transfer gains, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, rent, recording, occupation, premium, real or personal property, intangibles, environmental or windfall profits tax, alternative or add-on minimum tax, customs duty or other tax, fee, duty, levy, impost, assessment or charge of any kind whatsoever (including but not limited to taxes assessed to real property and water and sewer rents relating thereto), together with; (B) any interest and any penalty, addition to tax or additional amount imposed by any Governmental Body (domestic or foreign) (a “Tax Authority”) responsible for the imposition of any such tax and interest on such penalties, additions to tax, fines or additional amounts, in each case, with respect to any party hereto, its business or assets (or the transfer thereof); (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of a party hereto being a member of an affiliated or combined group with any other person at any time on or prior to the date of Closing; and (iii) any liability of a party hereto for the payment of any amounts of the type described in the immediately preceding clause (i) as a result of a contractual obligation to indemnify any other person. “Tax Return” shall mean any return or report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to any Tax Authority.

2.	Allied represents that prior to Closing, all consolidated or combined Tax Returns (except those described in subparagraph (1) above) required to be filed by any person through December 31, 2018 that are required or permitted to include the income, or reflect the activities, operations and transactions, of Allied for any taxable period shall have been timely filed, and the income, activities, operations and transactions of Allied shall have been properly included and reflected thereon. Allied shall prepare and file, or cause to be prepared and filed, all such consolidated or combined Tax Returns that are required or permitted to include the income, or reflect the activities, operations and transactions, of Allied, with respect to any taxable year or the portion thereof ending on or prior to the Closing Date, including, without limitation, Allied’s consolidated federal income tax return for such taxable years. All Tax Returns filed pursuant to this subparagraph (2) after the date hereof shall, in each case, to the extent that such Tax Returns specifically relate to Allied and do not generally relate to matters affecting other members of Allied’s consolidated group, be prepared and filed in a manner consistent in all material respects (including elections and accounting methods and conventions) with the Tax Return most recently filed in the relevant jurisdictions prior to the date hereof, except as otherwise required by law or regulation. Allied has paid or will pay all Taxes that may now or hereafter be due with respect to the taxable periods covered by such consolidated or combined Tax Returns.

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3.	There is no (nor has there been any request for an) agreement, waiver or consent providing for an extension of time with respect to the assessment of any Taxes attributable to Allied, or its assets or operations and no power of attorney granted by Allied with respect to any Tax matter is currently in force.

4.	There is no action, suit, proceeding, investigation, audit, claim, demand, deficiency or additional assessment in progress, pending or threatened against or with respect to any Tax attributable to Allied or its assets or operations.

5.	All amounts required to be withheld as of the Closing Date for Taxes or otherwise have been withheld and paid when due to the appropriate agency or authority.

(n)	Borrowing and Guarantees. Except for not more than $5,000 in current accounts payable, at the Closing, that will be paid by Allied at closing, Allied (a) will not have any indebtedness for borrowed money, (b) are not lending or committed to lend any money (except for advances to employees in the ordinary course of business), and (c) are not guarantors or sureties with respect to the obligations of any Person.

(o)	Environmental Matters.

1.	At all times prior to the date hereof, Allied has complied in all material respects with applicable environmental laws, orders, regulations, rules and ordinances, the violation of which would have a material adverse effect on the business or financial condition of Allied, or which would require a payment by Allied in excess of $2,000 in the aggregate, and which have been duly adopted, imposed or promulgated by any legislative, executive, administrative or judicial body or officer of any Governmental Body.

2.	The environmental licenses, permits and authorizations that are material to the operations of Allied and its Subsidiary, taken as a whole, are in full force and effect.

(p)	Disclosure. Neither this Agreement, the Schedules hereto nor any of the Transaction Documents contain any untrue statement of a material fact with respect to Allied or the Allied Shareholder, or omit to state a material fact necessary in order to make the statements contained herein or therein with respect to Allied, or the Allied Shareholder, not misleading. Neither Allied nor its Subsidiary nor the Allied Shareholder has any knowledge of any events, transactions or other facts which, either individually or in the aggregate, may give rise to circumstances or conditions which would have a material adverse effect on the general affairs or the condition of business of Allied. “Transaction Documents” shall mean, collectively, this Agreement, and each of the other agreements and instruments to be executed and delivered by all or some of the parties hereto in connection with the consummation of the transactions contemplated hereby.

(q)	Financial Statements. The financial statements of Allied attached hereto as Exhibit A, were prepared in accordance with generally accepted accounting principles, consistently applied, and represent fairly the financial condition, assets and revenues of Acquiror as of the date thereof.

7.	Representations of Acquiror. Acquiror for their respective rights and interests represent and warrant as follows:

(a)	Authorization. The execution, delivery and performance of this Agreement have been duly authorized by Acquiror and this Agreement constitutes a valid and binding obligation; enforceable against in accordance with its terms.

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(b)	No Conflict as to Acquiror and any Subsidiaries. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will (a) violate any provision of the organizational documents of Acquiror or (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, any material agreement or commitment to which Acquiror is a party, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to Acquiror except, in the case of violations, conflicts, defaults, terminations, accelerations or Encumbrances described in clause (b) of this Section for such matters which are not likely to have a material adverse effect on the business or financial condition of Acquiror.

(d)	Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by Acquiror in connection with the execution, delivery and performance of this Agreement by Acquiror or the consummation of the transactions contemplated herein.

(e)	Other Consents. No consent of any Person is required to be obtained by Acquiror to the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated herein, including, but not limited to, consents from parties to leases or other agreements or commitments, except for any consent which the failure to obtain would not be likely to have a material adverse effect on the business and financial condition of Acquiror.

(f)	Financial Statements. The financial statements of Acquiror attached hereto as Exhibit B, were prepared in accordance with generally accepted accounting principles, consistently applied, and represent fairly the financial condition, assets and revenues of Acquiror as of the date thereof.

8.	Indemnification.

	(a)	Survival of Allied Representations, Warranties and Covenants. Notwithstanding any right of Acquiror fully to investigate the affairs of Allied, and notwithstanding any knowledge of facts determined or determinable by Acquiror pursuant to such investigation or right of investigation, Acquiror has the right to rely fully upon the representations, warranties, covenants and agreements of Allied contained in this Agreement, or listed or disclosed on any Schedule hereto or in any instrument delivered in connection with or pursuant to any of the foregoing. All such representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing hereunder.

	(b)	Survival of Acquiror Representations, Warranties and Covenants. Notwithstanding any right of Allied fully to investigate the affairs of Acquiror, and notwithstanding any knowledge of facts determined or determinable by Allied pursuant to such investigation or right of investigation, Allied has the right to rely fully upon the representations, warranties, covenants and agreements of Acquiror contained in this Agreement, or listed or disclosed on any Schedule hereto or in any instrument delivered in connection with or pursuant to any of the foregoing. All such representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing hereunder.

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9.	Notices.

Any notice which any of the parties hereto may desire to serve upon any of the other parties hereto shall be in writing and shall be conclusively deemed to have been received by the party at its address, if mailed, postage prepaid, United States mail, registered, return receipt requested, to the following addresses:

If to Allied	Allied Corp. 112 North Curry Street Carson City, Nevada 89703 Attn: Ashok Kumar Copy to Cutler Law Group, P.C. 6575 West Loop South, Suite 500 Bellaire, TX 77401 Attn: M. Richard Cutler

If to Acquiror:	AM (Advanced Micro) Biosciences, Inc. 1405 St Paul Street, Suite 201 Kelowna, BC V1V 1S4 Canada

10.	Successors.

This Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives and successors and assigns of the parties.

11.	Choice of Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada, and the parties submit to the exclusive jurisdiction of the courts of Nevada in respect of all disputes arising hereunder.

12.	Counterparts.

This Agreement may be signed in one or more counterparts, all of which taken together shall constitute an entire agreement.

13.	Public Announcement.

The parties shall make no public announcement concerning this agreement, their discussions or any other letters, memos or agreements between the parties relating to this agreement except upon mutual written consent. Either of the parties, but only after reasonable consultation with the other, may make disclosure if required under applicable law.

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14.	Entire Agreement.

This Agreement sets forth the entire agreement and understanding of the Parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any Party hereto which is not embodied in this Agreement or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

15.	Costs and Expenses.

Except as otherwise specifically set forth herein, each party will bear its own attorneys, brokers, investment bankers, agents, and finders employed by, such party. The parties will indemnify each other against any claims, costs, losses, expenses or liabilities arising from any claim for commissions, finder’s fees or other compensation in connection with the transactions contemplated herein which may be asserted by any person based on any agreement or arrangement for payment by the other party.

16.	Attorney’s Fees.

Should any action be commenced between the parties to this Agreement concerning the matters set forth in this Agreement or the right and duties of either in relation thereto, the prevailing party in such Action shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its Attorney’s Fees and Costs.

17.	Finders.

Allied represents and warrants that there are no finders or other parties which have represented Allied in connection with this transaction which have not been previously provided with appropriate compensation. In the event any such finders make a claim for any fee, share issuance of other compensation in connection with the transactions contemplated hereby, they shall be the sole responsibility of Allied. Acquiror represents and warrants that there are no finders or other parties which have represented Acquiror in connection with this transaction. In the event any such finders make a claim for any fee, share issuance of other compensation in connection with the transactions contemplated hereby, they shall be the sole responsibility of Acquiror.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

For and on behalf of:	Allied Corp.,
a Nevada corporation

	By:	/s/ Ashok Kumar
Ashok Kumar
Chief Executive Officer

For and on behalf of:	AM (Advanced Micro) Biosciences, Inc.

	By:	/s/ Calum Hughes
Calum Hughes
Chief Executive Officer

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REORGANIZATION AND STOCK PURCHASE AGREEMENT

Amendment No. 1

This Amendment No. 1 (this “Amendment”) is to that certain REORGANIZATION AND STOCK PURCHASE AGREEMENT dated as of July 25, 2019 (the “Original Agreement”) is by and among Allied Corp. (“Allied”), Pacific Capital Investment Group, Inc. (the “Allied Shareholder”), SECFAC Exchange Corp. (previously referenced as Allied Exchange Corp) (“SECFAC Exchange”), AM (Advanced Micro) Biosciences, Inc. (“Acquiror”) and shareholders of Acquiror (“Acquiror Shareholders”) and is effective as of August 27, 2019.

RECITALS

WHEREAS, in connection with the Closing of the transactions set forth in the Original Agreement, Allied and AM determined that due to inadvertent administrative delays and because of popularity the name “Allied Exchange Corp.” was not available in British Columbia and required a change to SECFAC Exchange Corp. Such change required a minimal delay in the closing of the transaction which is now scheduled for September 10, 2019; and

WHEREAS, the parties intend that the structure of this transaction provide for the Acquiror Shareholders with the opportunity to exchange their shares of common stock of Acquiror for exchangeable shares of SECFAC Exchange on a tax-deferred or “rollover” basis for Canadian income tax purposes.

NOW, THEREFORE, the Board of Directors of Allied and the Board of Directors of Acquiror deem it advisable to amend the Original Agreement as follows:

1. Conflict. In the event there is a conflict between the terms of the Original Agreement with this Amendment, the terms of this Amendment shall control any interpretation. Unless this Amendment expressly amends or supplements the language of the Original Agreement, the Original Agreement shall remain in full force and effect. Unless otherwise defined in this Amendment, terms defined in the Original Agreement shall be similarly defined herein.

2. Change of Corporate Name. In each instance throughout the Original Agreement in which the name “Allied Exchange Corp.” is referenced, that name shall be changed to “SECFAC Exchange Corp.” In each instance throughout the Original Agreement in which the defined term “Allied Exchange” is referenced, that reference instead shall be to “SECFAC Exchange.”

3. Timing of Closing. Section 5 of the Original Agreement shall be amended to read as follows: “The closing of the transactions contemplated by this Agreement ((the “ Closing”) shall occur upon the satisfaction of the conditions set forth in this Agreement and upon instructions from the parties hereto to the Escrow Agent. The closing date shall occur on or around September 10, 2019 in the event such conditions are met, which would be extended to not later than September 30, 2019 upon agreement of the parties. Unless otherwise advised in writing by the parties, in the event the Closing does not occur on or before September 30, 2019, (i) the Escrow Agent shall return the Escrowed Allied Shares, the Resignations and the Allied Board Resolutions to Allied and/or the Allied Shareholder; and (ii) the Escrow Agent shall return the Acquiror Escrowed Shares to Acquiror.”

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Original Agreement as of the date first above written.

For and on behalf of:	Allied Corp.,
a Nevada corporation

	By:	/s/ Calum Hughes
Calum Hughes
Chief Executive Officer

For and on behalf of:	AM (Advanced Micro) Biosciences, Inc.

	By:	/s/ Calum Hughes
Calum Hughes
Chief Executive Officer

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